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                     [CHAMPION ENTERPRISES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE


INVESTOR AND MEDIA CONTACTS:

Joseph H. Stegmayer                 Elizabeth M. Higashi, CFA
Chief Financial Officer             Investor Relations
(248) 340-9090                      (847) 304-1655


                           CHAMPION ENTERPRISES, INC.
                                    APPROVES
                              SENIOR NOTE OFFERING

         AUBURN HILLS, MICH., APRIL 22, 1999---CHAMPION ENTERPRISES, INC. (NYSE:
CHB) today announced that the Board of Directors has approved an offering for $175 million of unsecured Senior Notes. The net proceeds from the offering will be used to reduce bank debt and for general corporate purposes, including possible acquisitions of other companies or assets. The company expects the Notes to be privately placed to a group of institutional investors pursuant to Rule 144A of the Securities Act of 1933. The Notes being offered have not been registered and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the nation's leading housing manufacturer. For the year ended January 2, 1999, revenues were $2.3 billion and income from continuing operations rose 32 percent to $1.91 per diluted share. The company has 65 home building facilities in 18 states and western Canada and 268 company-operated retail housing centers in 28 states. Champion homes are also sold by 3,500 independent retail locations, which includes over 650 locations that have joined the "Alliance of Champions" marketing program. Further information on Champion can be found using the company's web site at http://www.champent.com.


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